PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Steven J. Craig Sr. Vice President (214) 210-2675

REMINGTON OIL AND GAS CORPORATION’S
$200 MILLION SHELF DECLARED EFFECTIVE

Dallas, TX, December 19, 2003 — Remington Oil and Gas Corporation (NYSE: REM) today was informed by the United States Securities and Exchange Commission that its $200 million universal shelf Registration filing, after undergoing a full review, has become effective. In addition to the Registration Statement, Remington has filed an amended Form 10-K for 2002 and amended Forms 10-Q for the first three quarters of 2003 with the Securities and Exchange Commission.

James A. Watt, President and Chief Executive Officer stated, “Although we have no immediate plans for utilization of the availability under this shelf, it provides us flexibility to quickly respond to new opportunities in the future.”

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

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